Exhibit 99.2

Units 3409-3412 Guangzhou CTF Finance Center No. 6 Zhujiang Road East Zhujiang New Town Guangzhou, PRC 510623 Tel: 86-20-39829000 Fax: 86-20-83850222 www.gfelaw.com

February 5, 2019

Puyi Inc.

42/F, Pearl River Tower

No. 15 Zhujiang West Road, Zhujiang New Town

Guangzhou, PRC 510623

RE:	Legal Opinions on Certain PRC Law Matters

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (the “Opinion”) in respect of the PRC Laws (as defined below), effective as of the date hereof. For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We have acted as the PRC legal advisors for Puyi Inc. (the “Company” or “Puyi”), a company incorporated under the laws of the Cayman Islands, solely in connection with (a) the Company’s Registration Statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1993 (as amended); (b) the prospectus, including all amendments and supplements thereto, that forms a part of the Registration Statement (the “Prospectus”); (c) the Company’s proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”) each representing a certain member of ordinary shares (“Ordinary Shares”), par value $0.001 per share; and (d) the proposed listing and trading of the ADSs on the NASDAQ Global Market.

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Puyi Inc. PRC Legal Opinion

We have been requested to give this Opinion on certain legal matters set forth herein. Capitalized terms used in this Opinion and not otherwise defined herein shall have the meanings given to them in the Registration Statement.

I. Documents and Assumptions

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company and the PRC Entities (as defined below), and such other documents, corporate records, certificates, and Governmental Authorizations (as defined below) issued by officers of the Company and Government Agencies (as defined below) in the PRC, and other instruments as we have considered necessary or advisable for the purpose of rendering this Opinion (collectively, the “Documents”).

For the purpose of this Opinion, our “knowledge” (or any similar concept) with respect to any matter means (a) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of GFE Law Office and who have represented the Company; and (b) that we make no representation that we have undertaken any review of our files or other independent investigation with respect to any such matter.

In our examination of the Documents, we have assumed, without independent investigation and inquiry, the following assumptions (the “Assumptions”) that:

1.	all Documents submitted to us as originals are authentic and all Documents submitted to us as copies conform to their originals and such originals are authentic;

2.	all Documents have been validly authorized, executed and delivered by all the relevant parties thereto, other than the PRC Entities and all natural persons who have the necessary legal capacity;

3.	all signatures, seals and chops on the Documents submitted to us are genuine;

4.	all Documents and the factual statements provided to us by the Company and the PRC Entities, including but not limited to those set forth in the Documents, are complete, true and correct;

5.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

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6.	each of the parties to the Documents, other than the PRC Entities, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

7.	each of the parties to the Documents, other than the PRC Entities, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

8.	all Governmental Authorizations (as defined below) and other official statement or documentations provided to us are obtained from the competent Government Agencies by lawful means in due course;

9.	all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below); and

10.	all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Prospectus have been obtained or made, or where such required consents, license, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

II.	Definitions

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission;

“Deposit Agreement”	means the Deposit Agreement signed by the Company and the depositary, Deutsche Bank Trust Company Americas;

“Government Agency” or “Government Agencies”	means any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over the PRC Entities (as defined below) in the PRC;

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“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws (as defined below) to be obtained from any Government Agencies;

“MOFCOM”	means the Ministry of Commerce of the PRC;

“M&A Rules”	means the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, jointly adopted by MOFCOM, CSRC, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006, and was amended on June 22, 2009;

“PRC Entities”	means WFOE (as defined below) and its subsidiary, and the VIE (as defined below) and its subsidiaries, collectively as listed in Schedule I, each of which is a limited liability company incorporated under the PRC Laws (as defined below);

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and the Supreme Court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof;

“Underwriter”	means the one or several underwriters named in the Underwriting Agreement (as defined below), for which Network 1 Financial Securities, Inc. is acting as the representative (the “Representative”);

“Underwriting Agreement”	means the Underwriting Agreement, signed by the Company and the Representative;

“VIE”	means variable interest entity, here referred to Chengdu Puyi Bohui Information Technology Co., Ltd. (成都普益博汇信息技术有限公司);

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“VIE Agreements”	means a serial of contractual arrangements, as listed in Schedule II, made among WFOE (as defined below), the VIE and the shareholders of the VIE, through which WFOE gains full control over the management and receives the economic benefits of the VIE;

“WFOE”	means Puyi Enterprises Management Consulting Co., Ltd. (普益企业管理咨询有限公司), which is the Company’s wholly-owned subsidiary in the PRC.

III.	Opinions

Based on our review of the Documents, and the statements and confirmations made by the Company and the PRC Entities, subject to the Assumptions and the Qualifications, as of the date hereof, we are of the opinion that:

1.	Existence. Each of the PRC Entities has been duly organized in accordance with the PRC Laws and validly exists as a wholly foreign owned enterprise or a domestic limited liability company, as the case may be, with full legal person status and limited liability under the applicable PRC Laws. Each of the PRC Entities is in good standing in each respective jurisdiction of its organization.

2.	Corporate Structure. The descriptions of the corporate structure of the Company are set forth in “Corporate History and Structure” section of the Registration Statement and the Prospectus are true and accurate and nothing has been omitted from such descriptions that would make the same misleading in any material respects. The ownership structure of the PRC Entities as set forth in Schedule I, currently and immediately after giving effect to this Offering, complies with all existing PRC Laws.

With respect to the shareholding structure of the VIE, Haifeng Yu (“Yu”) holds 99.04% equity interest of the VIE as recorded by the local Industry and Commerce Administration Bureau (the “AIC Record”). Among the 99.04% equity interest Yu holds, 48.74% was entrusted by a group of individuals (“Dormant Shareholders,” or individually, a “Dormant Shareholder”) pursuant to the respective Shareholding Entrustment Agreements (“Entrustment Agreements”) executed between Yu, as a nominee shareholder, and each of the Dormant Shareholders on September 25, 2018. Pursuant to the Entrustment Agreements and the relevant PRC Laws, each of the Dormant Shareholders of the VIE agreed to grant his/her shareholder rights to Yu, except for the right to dispose equity interest and the right to receive dividends. The shareholder rights granted by the Dormant Shareholders include but are not limited to the right to be recorded as a shareholder on the AIC Record, the right to management, and the voting rights. Notwithstanding the foregoing, each of the Dormant Shareholders further authorized Yu, as the nominee shareholder of the VIE, to execute any agreements and perform any rights and obligation thereunder in relation to the establishment and/or restructuring of corporate structure on behalf of the Dormant Shareholder, in the event of its proposed listing in a stock market.

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Based on our understanding of the PRC Laws, the Entrustment Agreements between Yu and each of the Dormant Shareholders are valid, binding, and enforceable against such parties in accordance with the terms of such agreements and the PRC Laws.

3.	VIE Agreements. The statements set forth in the Registration Statement and the Prospectus under the caption “Risk Factors—Risks Related to Our Corporate Structure” and “Corporate History and Structure—Contractual Arrangements” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect. Schedule II hereto sets forth a true and accurate list of the VIE Agreements among the WFOE, the VIE and/or all the shareholders of the VIE who are the parties thereto.

Based on our understanding of the current PRC Laws, (a) the ownership structure of the WFOE, the VIE and its subsidiaries set form in Schedule II, both currently and immediately after giving the effect to the Offering, does not violate and will not violate any applicable PRC Laws currently in effect; (b) each of the VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and conditions and the applicable PRC Laws currently in effect, and do not and will not, to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of (i) any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the WFOE, the VIE or its shareholders is a party or by which any of them is bound or to which any of their properties or assets is subject, or (ii) any requirements of the PRC Laws currently in effect; and (c) all required Governmental Authorizations in respect of the VIE Agreements to ensure the legality and enforceability in evidence of each of the VIE Agreements in the PRC have been duly obtained and are legal, valid and enforceable, and no further Governmental Authorization is required under the current PRC Laws or the performance of the terms thereof; provided, that any exercise by the WFOE of its rights under the Exclusive Option Agreement will be subject to any approval, appraisal or restriction required by the PRC Laws then in effect.

However, as described in the Registration Statement and the Prospectus, there are substantial uncertainties regarding the interpretation, implementation and application of the PRC Laws, and there can be no assurance that relevant Governmental Agencies will not take a view that is contrary to our opinions in this paragraph.

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4.	Government Authorizations. Each of the PRC Entities has obtained all Governmental Authorizations from, and completed all filings with, the Government Agencies that are necessary for it to own, use and license their assets, and to conduct its business in the manner as described in the respective business license and in the Registration Statement and the Prospectus. Each of the PRC Entities is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC Entities has received any notification of proceedings relating to, or has any reason to believe that any Government Agencies are considering, the modification, suspension or revocation of any such Governmental Authorizations. Except otherwise disclosed in the Registration Statement and the Prospectus, there is no circumstance which might lead to the suspension, alteration or cancellation of any Governmental Authorizations of any PRC Entities

5.	No Breach of Contract. None of the PRC Entities is in breach of or violation of, or default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument governed by the PRC Laws to which it is a party or by which it or any of its properties may be bound.

6.	Clean Title of Properties. Each of the PRC Entities has full, valid and clean title to all of its property, assets and intellectual property used in connection with its business, free and clear of any security interest, liens, charges, encumbrances, claims, options, restrictions and any other third party rights.

7.	Taxation. As of the date hereof, the discussion of PRC taxation in the Prospectus are true and accurate based on the PRC Laws, and the statements of law and legal conclusions in the Registration Statement under the caption “Taxation,” insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion in this Paragraph 7 concerning any law other than the PRC tax laws.

8.	Labor and Social Welfare. As of the date hereof, the discussion of the labor and social welfare matters under the captions “Risk Factors” and “Business” in the Registration Statement and the Prospectus are true and accurate based on the PRC Laws, and are accurate in all material respects and that such statements constitute our opinion.

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No labor dispute, or complaint involving the employees of any of the PRC Entities, exists or is imminent or threatened. The labor contracts or employment agreements entered by the PRC Entities with their respective employees are in compliance with the PRC Laws. Further, in compliance with the relevant PRC Laws regarding social insurance and housing provident funds, to date each of the PRC Entities has registered with relevant local social insurance bureaus and housing provident funds management centers. The PRC Entities have paid social insurance and housing provident funds for their employees. The PRC Entities have not been subject to any governmental proceeding in relation to their social insurance and housing provident fund payments

Previously, certain PRC Entities did not register with the relevant local social insurance bureaus and/or housing provident funds management centers on time as required by the PRC Laws. Such PRC Entities made the payments of social insurance and/or housing provident funds for their employees through other PRC Entities. Pursuant to the Laws of Social Insurance, an employer fails to register for social insurance account shall be ordered to do so within a prescribed time; if it fails to comply, the employer will be subject to a fine equal to one to three times of the amount of social insurance that it supposes to pay. In accordance with the Regulations on Management of Housing Provident Fund, an employer that fails to register with the housing provident funds management center shall be subject to an order of rectification; if such employer fails to rectify within the prescribed time, it will be subject to a fine over RMB 10,000 but less than RMB 50,000.

As of the date of this Opinion, these PRC Entities have never received any demand or order from the competent authorities and all of them have completed the registrations with the local social insurance bureaus and/or housing provident funds management centers. Further, these PRC Entities have paid social insurance and/or housing provident funds for their employees through other PRC Entities. Thus, we are of opinion that certain PRC Entities’ unconformity with the relevant PRC Laws regarding social insurance and/or housing provident funds do not have material adverse effect.

9.	No Legal Proceeding. There are no material legal, governmental or regulatory investigations, suits, actions or proceedings pending to which any of the PRC Entities is or may be a party or to which any property of the PRC Entities is or may be the subject; and to our knowledge, no such investigations, suits, actions or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others.

10.	M&A Rules. Pursuant to the M&A Rules, an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. We have advised the Company that neither approval of CSRC nor the one of Ministry of Commerce is required for the listing and trading of the Company’s ADSs on the NASDAQ Global Market in the context of this Offering, because (a) the Company established the WFOE as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as defined under the M&A Rules; and (b) no provision in the M&A Rules clearly classifies transactions like the contractual arrangements among the WFOE, the VIE and its shareholder as a type of acquisition transaction falling under the M&A Rules. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

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11.	SAFE Compliance. Pursuant to the relevant SAFE regulations, WFOE, as a foreign-invested enterprise established by direct investment of a foreign investor, has completed the registration of foreign exchange with a local bank under the supervision of SAFE in order to legitimately receive capital contribution from its Hong Kong parent company.

12.	Choice of Law; Submission to Jurisdiction. Except as disclosed in the Registration Statement and the Prospectus, (a) the irrevocable submission of the Company to the jurisdiction of the New York Courts, the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement and the Deposit Agreement be construed in accordance with and governed by the laws of the State of New York are valid and legal under PRC Laws and will be recognized by PRC courts; (b) service of process effected in the manner set forth in the Underwriting Agreement and the Deposit Agreement does not contravene PRC Laws and, insofar as matters of PRC Laws are concerned, are effective to confer jurisdiction over the equity interests in subsidiaries, assets and property of the Company in the PRC, subject to compliance with the PRC Civil Procedure Law if the service of process is conducted in the PRC; and (c) any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement and the Deposit Agreement will be recognized by PRC courts in accordance with PRC Laws, subject to the conditions, restrictions and uncertainties described under the caption “Enforcement of Civil Liabilities” in the Registration Statement.

13.	Enforceability of Civil Liabilities. The statements as to the PRC Laws set forth in the Registration Statement and the Prospectus under the caption “Enforceability of Civil Liabilities” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect. We have advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. We have further advised that under the PRC Laws, the PRC courts will not enforce a foreign judgment against the Company or its officers and directors if the court decides that such judgment violates the basic principles of PRC Laws or national sovereignty, security or social public interest.

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14.	True Statements. The statements set forth in the Registration Statement and the Prospectus relating to the PRC Laws or that are descriptions of agreements or instruments governed by the PRC Laws under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Corporate History and Structure”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Taxation”, “Enforceability of Civil Liabilities”, and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) are true and accurate in all material respects, and fairly present and summarize the information and matters referred to therein. Nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

15.	No Sovereign Immunity. Under the PRC Laws, each of the PRC Entities and their respective individual shareholders can sue and be sued in its own name in the PRC, and none of the PRC Entities, nor any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

16.	Non-Resident Holders. As a matter of PRC Laws, no holder of the ADSs or Ordinary Shares will be subject to any personal liability for the liabilities of the Company, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such ADSs or Ordinary Shares. There are no limitations under the PRC Laws on the rights of holders of the ADSs or Ordinary Shares who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to such ADSs or Ordinary Shares, by virtue only of holding such ADSs or Ordinary Shares. Except as disclosed in the Registration Statement, there are no tax reporting obligations to any Governmental Agency under the PRC Laws on non-PRC resident holders of the ADSs or the Ordinary Shares, by virtue only of holding such ADSs or Ordinary Shares.

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17.	Underwriter. Assuming no issuance or sale of the ADSs or Ordinary Shares has been or will be made directly or indirectly within the PRC, the entry into and performance or enforcement of the Underwriting Agreement in accordance with their respective terms will not subject the Underwriter to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or be in breach of the PRC Laws by reason of entry into, performance or enforcement of the Underwriting Agreement.

18.	Other Matters. The establishment or confirmation of factual matters or of statistical, financial or quantitative information is beyond the scope and purpose of our professional engagement in this matter. In the course of acting as the legal advisors to the Company in connection with the preparation by the Company of the Registration Statement and the Prospectus, we have participated in conferences with officers and other representatives of the Company and the independent registered public accounting firm for the Company during which conferences the contents of the Registration Statement and the Prospectus and related matters were discussed.

Based upon our participation described above, we advise the Company that nothing has come to our attention that caused us to believe that (a) the Registration Statement (other than the financial statements and related schedules and other financial and statistical data derived therefrom and contained therein or omitted therefrom, as to which we express no opinion), at the date and as of the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (b) the Prospectus (other than the financial statements and related schedules and other financial and statistical data derived therefrom and contained therein or omitted therefrom, as to which we express no view or belief), as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

IV.	Qualifications

This Opinion is subject to the following qualifications (the “Qualifications”):

1.	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations than the PRC Laws. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

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2.	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

3.	Under the relevant PRC Laws, foreign investment is restricted in certain businesses. The interpretation and implementation of these PRC Laws, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

4.	This Opinion is subject to the effects of (a) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to the Company by us in our capacity as the Company’s PRC legal advisors in connection with the Offering and, except as otherwise provided for herein, shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement and the Prospectus, and to the reference to our name under the captions “Risk Factors”, “Corporate History and Structure”, “Regulation”, “Taxation”, “Enforceability of Civil Liabilities”, and “Legal Matters” in such Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

GFE Law Office

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Schedule I

List of PRC Entities and Shareholding Information

No.	Full Name	Shareholder(s)	Percentage of Equity Interest Owned
PRC Subsidiary and its subsidiary
1	Puyi Enterprises Management Consulting Co., Ltd. (普益企业管理咨询有限公司) (“WFOE”)	Puyi Holding (Hong Kong) Limited	100%

2	Shenzhen Baoying Factoring Co., Ltd. (深圳宝盈商业保理有限公司)	WFOE	100%

VIE and its subsidiaries
3	Chengdu Puyi Bohui Information Technology Co., Ltd. (成都普益博汇信息技术有限公司) (“VIE”)	Haifeng Yu Yuanfen Yang	99.04% 0.96%

4	Fanhua Puyi Fund Distribution Co., Ltd. (泛华普益基金销售有限公司)	VIE	100%

5	Guangdong Puyi Asset Management Co., Ltd. (广东普益资产管理有限公司) (“Puyi Asset”)	VIE	100%

6	Shenzhen Puyi Zhongxiang Information Technology Co., Ltd. (深圳普益众享信息科技有限公司)	VIE	100%

7	Chongqing Fengyi Management Consulting Co., Ltd. (重庆锋毅企业管理咨询有限公司)	VIE	100%

8	Shenzhen Qianhai Zhonghui Huiguan Investment Management Co., Ltd. (深圳前海中惠惠冠投资管理有限公司)	Puyi Asset Jianping Tang, an independent third party Jing Hu, an independent third party	51% 48% 1%

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Schedule II

List of VIE Agreements

1.	Exclusive Technology and Consultancy Services Agreement between WFOE and the VIE, dated September 6, 2018;

2.	Equity Interest Pledge Agreement among Haifeng Yu, Yuanfen Yang, WFOE, and the VIE dated September 6, 2018;

3.	Exclusive Option Agreement among Haifeng Yu, Yuanfen Yang, WFOE, and the VIE dated September 6, 2018;

4.	Spouse Consent Letter provided by Qi Xiao, Haifeng Yu’s spouse, dated September 6, 2018;

5.	Spouse Consent Letter provided by Jianping Cheng, Yuanfen Yang’s spouse, dated September 6, 2018;

6.	Power of Attorney granted by Haifeng Yu dated September 6, 2018; and

7.	Power of Attorney granted by Yuanfen Yang dated September 6, 2018.

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